UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 4, 2012

CHINA AUTO LOGISTICS INC.
 (Exact name of registrant as specified in its charter)

Nevada	000-52625	20-2574314
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Floor 1 FTZ International Auto Mall
86 Tianbao Avenue, Free Trade Zone
Tianjin Province, The People’s Republic of China  300461
(Address of principal executive offices)

Registrant’s telephone number, including area code: (86) 22-2576-2771

_________

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see  General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act   (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act   (17 CFR 240.13e-4(c))

Item 5.07.  Submission of Matters to a Vote of Security Holders.

One proposal was submitted to a vote of, and was approved by, the stockholders of China Auto Logistics Inc. (the “Company”) at special meeting of stockholders, which was held on September 4, 2012.  The proposal was to grant discretionary authority to the Company’s Board of Directors (the “Board”) to implement a reverse stock split of the Company’s common stock, on the basis of up to and including six (6) pre-split shares for each one post-split share, without any change in the number of authorized shares of the Company’s common stock, to occur at some time within twelve (12) months of the date of the special meeting (with the exact time and exchange ratio of the stock split to be determined by the Board).

The approval of this proposal gives the Board authority to implement the reverse stock split at any time it determines within twelve (12) months of the date of the special meeting. In addition, the approval of this proposal also gives the Board authority to decline to implement a reverse stock split.  Additional information about the proposal can be found in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on July 30, 2012.

Of the 22,163,427 shares of stock issued and outstanding and entitled to vote at the annual meeting, 18,793,828 shares were represented in person or by proxy, which constituted approximately 84.79% of the total votes entitled to be cast at the meeting.  Each share of common stock outstanding is entitled to one vote.

Proposal 1 – Grant of discretionary authority to the Board to implement a reverse stock split of the Company’s common stock.

The voting results for the grant of discretionary authority to the Board to implement a reverse stock split of the Company’s common stock were as follows:

For: 18,531,373	Against: 260,237	Abstain: 2,218

There were no broker non-votes for this proposal.

SIGNATURE PAGE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 10, 2012

CHINA AUTO LOGISTICS INC.

By:	/s/ Tong Shiping
Name:	Tong Shiping
Title:	President and Chief Executive Officer